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                                                                     Exhibit 1.1

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[LOGO OF HAVAS]

                                                      Paris, 12th December, 2002
Press release


               HAVAS: BOB SCHMETTERER TO BECOME PRESIDENT AND COO

Today the Havas Board of Directors, following the recommendation of Alain de Pouzilhac, Chairman and CEO, appointed Bob Schmetterer President and COO of Havas. Mr Schmetterer will also retain his current position as Chairman and CEO of Euro RSCG Worldwide which he has held for the past six years.

Together Alain de Pouzilhac and Bob Schmetterer will operate as the "office of the CEO" for Havas. Their partnership is a natural evolution of their long term relationship and belief that a multicultural approach to management will help accelerate the profitability and organic growth of the Group.

Regarding the appointment of Bob Schmetterer, Chairman and CEO Alain de Pouzilhac said: "I am very happy that Bob has accepted to take on the additional responsibility of President and COO of Havas. We have thought about this evolution for some months and I am delighted it is now occurring.

I've known Bob for a long time and we have developed a strong friendship and trust. We share the same values, the same vision and view of our times and we have the same ambition for Havas.
Beyond the title, I am very happy that Bob will be joining me at the top management of Havas. We will work together as true partners and focus on accelerating the future development of our Group."




About Havas

Havas (Euronext Paris: HAV.PA; Nasdaq: HAVS) is the world's sixth largest communications group*. Headquartered in Paris, Havas has three principal operating divisions: Euro RSCG Worldwide which is headquartered in New York, Arnold Worldwide Partners in Boston, and Media Planning Group in Barcelona.
A multicultural and decentralized Group, Havas is present in over 65 countries through its networks of agencies located in more than 45 countries and contractual affiliations with agencies in over 20 additional countries.
The Group offers a broad range of communications services, including traditional advertising, direct marketing, media planning and buying, corporate communications, sales promotion, design, human resources, sports marketing, multimedia interactive communications and public relations. Havas employs approximately 18,700 people.

Further information about Havas is available on the company's website: www.havas.com

*Advertising Age Annual Agency Report ranking, April 22, 2002

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Forward-Looking Information

This document contains certain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements reflect Havas' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Havas' actual results to differ significantly from those expressed in any forward-looking statement. Certain factors that could cause actual results to differ materially from expected results include changes in global economic, business, competitive market and regulatory factors. For more information regarding risk factors relevant to Havas, please see Havas' filings with the U.S. Securities and Exchange Commission. Havas does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements contained in this document to reflect new information, future events or otherwise.

Contacts:                   Simon Gillham
                            Tel : +33 (0) 1 41 34 39 73
                            Simon.gillham@havas.com
                            -----------------------

                            Virginia Jeanson
                            Tel : +33 (0) 1 41 34 42 27
                            Virginia.jeanson@havas.com
                            --------------------------

                            Lawrence Cheung
                            Tel : +33 (0)1 41 34 45 29
                            Lawrence.cheung@havas.com
                            -------------------------

                            Alice Marouani
                            Tel : +33 (0)1 41 34 42 97
                            Alice.marouani@havas.com
                            ------------------------

                            Peggy Nahmany
                            Tel: +1 212 886 2041
                            Peggy.nahmany@eurorscg.com
                            --------------------------